Exhibit  23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 of Storm Cat Energy Corporation (“Storm Cat”) of information derived from our reports evaluating Storm Cat Energy Corporation’s petroleum and natural gas reserves, as of December 31, 2006, included in the Registration Statement on Form S-1, and as of December 31, 2005, included in and incorporated by reference in the annual report on Form 20-F/A of Storm Cat and its subsidiaries, each as filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder
G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas
February 28, 2007